Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Services” and “Financial Statements” as the independent registered public accounting firm in the Statement of Additional Information, dated April 28, 2025, and included in this Post-Effective Amendment No. 16 to the Registration Statement (Form N-6, File No. 333-164166) of HANCOCK JOHN VARIABLE LIFE ACCOUNT UV/ (the “Registration Statement”).

We also consent to the use of our reports (1) dated April 10, 2025, with respect to the statutory-basis financial statements of John Hancock Life Insurance Company (U.S.A.) and (2) dated April 2, 2025, with respect to the financial statements of each of the subaccounts within HANCOCK JOHN VARIABLE LIFE ACCOUNT UV/ for the year ended December 31, 2024, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 21, 2025